Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194926 on Form S-3ASR and  Registration Statements No. 333-97813, No. 333-133976, No. 333-159129, No. 333-192029 and No. 333-195772 each on Form S-8 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedule of McDermott International, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 22, 2016